Stock Option Agreement

Aarica Holdings, Inc. (hereafter ("Aarica") does hereby formally grant to Continental Capital & Equity Corporation ("CCEC") an option to purchase 200,000 shares of Aarica's common stock, at a price of $2.00 per share. This issuance shall be in addition to any other shares, options, and warrants already issued to CCEC. This option represents compensation for services provided by CCEC through September 30, 2000 on behalf of Aarica. This Option agreement is executed this 22nd day of September , 2000, subject to the following conditions:

1.       The option grant is irrevocable.

          2. Aarica shall issue no further shares, warrants, nor options without the prior written consent of CCEC until such time as all shares held by CCEC have become fully registered as free trading shares (this shall included shares underlying all options held by CCEC) and are free from any underwriter lock-up. The parties mutually agree that Aarica is free to issue any shares, warrants, or options that (i) are referenced in Aarica's SB-2 Prospectus filed with the Securities and Exchange Commission on August 15, 2000; and (ii) any such shares, options, or warrants formally approved by the Board of Directors on or before September 22, 2000; and (iii) up to 300,000 options at $2.00 per share that may be issuable to Robert E. Schmidt, Jr., ("Schmidt") provided that Schmidt shall forego any rights to 200,000 shares of common stock to have been issued at no cost to Schmidt s referenced in Aarica's August 15, 2000 Prospectus. 3. The parties agree that any portion of this agreement which may need further approval of Aarica's Board of Directors shall be subject to such approval, and that in the event such approval is required, Carol Kolozs shall proxy his vote on such approval to James Schnorf.

4. Aarica shall provide piggy-back registration rights to the referenced 200,000 shares underlying said options, and if said shares are not registered on or before April 30, 2001, then Aarica shall initiate a registration statement upon the written request of CCEC, at Aarica's expense, and will utilize its best efforts to make such registration statement effective as soon as possible. Should said registration statement for any reason not be effective within one year of the first exercise date of any option shares, then Aarica shall issue an opinion letter and a non-objection letter, at Aarica's expense, indicating that such shares are free trade under Rule 144. The parties acknowledge that the registration requirement is subject to Aarica's common stock being publicly traded.
5. CCEC shall be entitled to sell up to 100,000 of its Aaricaa common shares already held by CCEC in the event of an over-allotment capability for the initial public offering ("IPO") of Aarica.
6. The option shall expire ninety (90) days from the later of (i) the date all shares of Aarica held by CCEC are freely tradable; or
              (ii) the date all shares of Aarica held by CCEC are free from any underwriter lock-up.
7. In the event CCEC fails to exercise (i ) a minimum of $50,000 in options by October 15 2000, and (ii) a minimum of an additional $50,000 in options by October 31, 2000, unless such action is so waived by the President of Aarica, then the $2.00 option price shall increase to $4.00 on November 1, 2000. If the preceding obligation is met, and CCEC fails to exercise a minimum of an additional $50,000 by November 20, 2000, unless such action is so waived by the President of Aarica, then the option price on all options not so exercised by November 21, 2000 shall increase to $2.50 per share.

          8. CCEC and Aarica shall jointly determine if Aarica's cash position requires further infusions of cash in excess of the $150,000 referenced in clause 7 of this Agreement after November 21, 2000 but prior to Aarica's IPO date. The parties anticipate that Aarica's IPO will occur no later than December 2000. In the event the parties jointly agree that such additional cash is required, then such cash requirement shall be fulfilled either by
     (i) CCEC exercising additional options in tranches of $50,000 approximately every two to three weeks, or (ii) should CCEC not exercise at least and additional $150,000 in such options (presuming the cash requirement has been so determined) then Aarica shall be entitled to request CCEC to transfer a quantity of CCEC options priced at $2.00 (such quantity to not exceed the balance of the referenced $150,000 not so exercised by CCEC) to any third party that shall agree to provide funding to Aarica under terms substantially similar to the CCEC option terms.


The parties acknowledge that no modifications may be made to this Agreement unless both parties assent to such modification in writing.


Aaraica Holdings, Inc.              Continental Capital & Equity Corporation


By: /s/ Carol Kolozs                By: /s/ Jim Schnorf
    ----------------                --------------------------------------

Carol Kolozs, President             Jim Schnorf, General Manager